EXHIBIT 1.2

August 18, 2021

Aemetis, Inc.

20400 Stevens Creek Blvd, Suite 700

Cupertino, California 95014

Attention: Eric McAfee

Dear Mr. McAfee:

Reference is made to the At Market Issuance Sales Agreement, dated as of January 26, 2021 (the “ATM Agreement”), between Aemetis, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”). This letter (the “Amendment”) constitutes an agreement between the Company and Wainwright to amend the ATM Agreement as set forth herein. Defined terms that are used but not defined herein shall have the meanings ascribed to such terms in the ATM Agreement.

1. The defined term “Agreement” in the ATM Agreement is amended to mean the ATM Agreement as amended by this Amendment.

2. The first sentence in the second paragraph of Section 1 in the ATM Agreement is amended and restated as follows:

“The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), a registration statement on Form S-3 (File No. 333-248492), which was replaced and superseded by a registration statement on Form S-3 (File No. 333-258322) on and after August 18, 2021 (and all references to “such registration statement” in this Agreement shall mean the registration statement on Form S-3 (File No. 333-248492) prior to August 18, 2021 and the registration statement on Form S-3 (File No. 333-258322) on and after August 18, 2021), including a base prospectus, relating to certain securities, including the Placement Shares to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”).”

3. Schedule 2 (Compensation) in the ATM Agreement is amended and restated as follows:

“The Company shall pay to the Distribution Agent in cash, upon each sale of Placement Shares pursuant to this Agreement, an amount equal to up to 3% of the gross proceeds from each sale of Placement Shares.”

4. The Company and Wainwright hereby agree that the date of this Amendment shall be a Representation Date under the ATM Agreement, the Company shall deliver the deliverables required by Section 7(l), Section 7(m) and Section 7(n) of the ATM Agreement on the date of this Amendment, and the Company shall file a Prospectus Supplement with the Commission on the date hereof.

5. Except as expressly set forth herein, all of the terms and conditions of the ATM Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.

6. This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by the Company and Wainwright, please sign in the space provided below, whereupon this Amendment shall constitute a binding amendment to the ATM Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name:	Edward D. Silvera
Title:	Chief Operating Officer

Accepted and Agreed:

AEMETIS, INC.

By:	/s/ Eric McAfee
Name: Eric McAfee
Title: CEO

[SIGNATURE PAGE TO AMTX AMENDMENT TO ATM AGREEMENT]

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